EXHIBIT 99.1

Civeo Announces Third Quarter 2015 Results

HOUSTON, Nov. 2, 2015 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the third quarter ended September 30, 2015. Highlights include:

- Delivered solid operating cash flows after capital expenditures of $61 million in the third quarter, driven by cost containment, capital discipline and working capital efficiency;

- Reduced total debt outstanding by 46% to $416 million, down from $775 million at the end of the prior quarter;

- Completed the Company's migration to Canada and refinancing in the third quarter, allowing for a more efficient operating and financial structure; and

- Remained focused on capturing growth in the British Columbia LNG market by advancing the Sitka lodge, maximizing occupancy and revenues, reducing costs and limiting capital spending.

Bradley J. Dodson, President and Chief Executive Officer, said, "Civeo successfully accomplished several strategic objectives during the third quarter of 2015, the most important being the completion of our migration to Canada in July. The migration, in conjunction with the amendments to our credit facility, immediately allowed us to 1) significantly reduce our outstanding indebtedness and 2) move the majority of our remaining debt balance to Canada. Going forward, we believe we have an improved capital structure that will benefit us both in today's challenging operating environment and in the future.

"Our financial results for the third quarter exceeded the upper end of our expectations, with occupancy in our lodges and villages as expected, and margins and Adjusted EBITDA benefitting from ongoing cost containment initiatives. We are very pleased with the strong free cash flow generated during the quarter, which allowed us to further reduce our debt balance.

"Though market conditions remain challenged, we continue to see pockets of opportunity in our traditional Canadian oil sands market and steady casual occupancy at certain Australian villages.

"Our recently opened Sitka Lodge is an example of the success of our integrated business model and early mover land banking strategy.  We are excited about the prospect of LNG exports in western Canada, and we believe we are well-positioned for lodge and mobile camp pipeline related opportunities should these large, long-term projects move forward. We are on track with our 436-room Sitka Lodge in Kitimat, British Columbia, which will serve our customers' needs during the preliminary phase of a potential LNG project in the region.

"We remain focused on our three-pronged approach to the current challenging market environment: driving free cash flow, reducing our leverage and capturing organic growth opportunities. We continued to reduce our leverage in the third quarter by using cash flows that we achieved through cost containment and capital discipline, and we have secured new contracts."

Mr. Dodson concluded, "With the migration and refinancing complete, Civeo is well positioned to navigate through this period of lower commodity prices and activity levels and capitalize on the longer-term growth opportunities that will arise."

THIRD QUARTER 2015 RESULTS

In the third quarter of 2015, the Company generated revenues of $106.5 million and Adjusted EBITDA of $25.3 million. Net loss was $107.7 million, or a loss of $1.01 per diluted share, which included $113.7 million in pre-tax charges, or $0.86 per diluted share after-tax, related to goodwill and fixed asset impairments and costs incurred in connection with the migration to Canada. Excluding these charges, adjusted net loss was $15.1 million, or a loss of $0.15 per diluted share.

(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those directly associated with the 2014 spin-off from Oil States International and the migration to Canada. Please see a reconciliation to GAAP measures at the end of this news release.)

By comparison, in the third quarter of 2014, the Company generated revenues of $243.3 million. Net income in the year-ago period was $32.4 million, or $0.30 per diluted share, which included a $0.01 per diluted share after-tax loss from transition costs incurred in connection with the spin-off. Adjusted EBITDA was $92.5 million.

Revenues and Adjusted EBITDA declined in 2015 as compared to 2014 primarily due to lower occupancy levels. In addition, third quarter 2015 results were reduced by the unfavorable impact of a stronger U.S. dollar compared to the Canadian and Australian dollars, which declined in relative value by 17% and 22%, respectively, on a year-over-year basis.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2015 to the results for the third quarter of 2014. The 2015 results discussed below exclude the goodwill and fixed asset impairment and migration related expenses noted above.)

Canada

The Canadian segment generated revenues of $71.5 million and Adjusted EBITDA of $19.5 million for the third quarter of 2015 compared to revenues of $174.1 million and Adjusted EBITDA of $67.1 million in the third quarter of 2014. The Company's third quarter 2015 results were negatively impacted by a weaker Canadian dollar relative to the U.S. dollar, which reduced revenues by $14.4 million and Adjusted EBITDA by $3.7 million. Excluding the year-over-year impact of exchange rates, revenues would have decreased $88.2 million and Adjusted EBITDA would have decreased by $43.9 million. On a constant currency basis, revenues decreased due to reduced occupancy at lodges as well as lower contract camp revenue due to large pipeline projects in 2014 that did not recur in 2015. These items were partially offset by the ramping up of the Company's McClelland Lake Lodge in the third quarter of 2014. Additionally, excluding the 2014 benefit associated with a $2.0 million refund of medical premiums, selling, general and administrative expenses were lower year-over-year due to cost containment efforts resulting from lower headcount levels and overhead costs.

Australia

The Australian segment generated revenues of $29.2 million and Adjusted EBITDA of $11.7 million for the third quarter of 2015 compared to revenues of $54.0 million and Adjusted EBITDA of $27.0 million in the third quarter of 2014. The Company's third quarter 2015 results were negatively impacted by a weaker Australian dollar relative to the U.S. dollar, which reduced revenues by $8.0 million and Adjusted EBITDA by $3.2 million. Excluding the year-over-year impact of exchange rates, revenues would have decreased $16.8 million and Adjusted EBITDA would have decreased by $12.1 million. On a constant currency basis, the revenue and Adjusted EBITDA declines were primarily due to lower occupancy resulting from reduced customer commitments and lower overall customer activity and spending primarily in the Bowen Basin.

U.S.

The U.S. segment generated revenues of $5.9 million and Adjusted EBITDA of ($1.0) million for the third quarter of 2015, compared to revenues of $15.2 million and Adjusted EBITDA of $4.0 million in the third quarter of 2014. Revenue and Adjusted EBITDA decreased year-over-year due to lower U.S. drilling activity in the Bakken, Rockies and Texas markets, increased competition and lower pricing.

INCOME TAXES

The Company recognized an income tax benefit of $22.7 million, which resulted in an effective tax rate of 17.5% in the third quarter of 2015 compared to an income tax expense which resulted in an effective tax rate of 21.6% in the third quarter of 2014.

FINANCIAL CONDITION

As of September 30, 2015, the Company had total liquidity of approximately $312.2 million, comprising $299.6 million available under its amended credit facilities and $12.6 million of cash on hand.

During the third quarter, the Company reduced total debt outstanding by 46% to $416 million at September 30, 2015, down from $775 million at the end of the prior quarter.

The Company invested $19.6 million in capital expenditures during the third quarter of 2015, primarily related to routine capital maintenance. Civeo currently expects capital expenditures of approximately $60 million to $70 million for the full year 2015.

GUIDANCE

For the fourth quarter of 2015, the Company expects revenues of $90 million to $104 million and adjusted EBITDA of $15 million to $20 million.

CONFERENCE CALL

Civeo will answer questions about its third quarter 2015 financial results during an investor conference call today at 11:00 a.m. Eastern time.  This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (800) 774-6070 in the United States or (630) 691-2753 internationally and using the passcode 6684858. A replay will be available after the call by dialing (888) 843-7419 in the United States or (630) 652-3042 internationally and entering the passcode 6684858.

ABOUT CIVEO

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of sixteen lodges and villages in operation in Canada and Australia, with an aggregate of more than 22,000 rooms. Civeo is publicly traded under the symbol CVEO on the NYSE. For more information, please visit Civeo's website at www.civeo.com.

FORWARD LOOKING STATEMENTS

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with the Company's migration, including, among other things, risks associated with changes in tax laws or their interpretations, the ability to realize the anticipated benefits thereof, the impact thereof on the Company's relationships, including with employees, customers, competitors and investors, and other factors discussed in the "Business" and "Risk Factors" sections of the Company's annual report on Form 10-K for the year ended December 31, 2014, the definitive proxy statement/prospectus with respect to the migration filed with the Securities and Exchange Commission ("SEC") on April 8, 2015 and the Company's subsequent SEC filings. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

CIVEO CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2015	2014	2015	2014

Revenues	$ 106,544	$ 243,265	$ 420,678	$ 723,197

Costs and expenses:
Cost of sales and services	69,751	137,101	262,086	413,916
Selling, general and administrative expenses	16,691	13,216	51,796	51,069
Spin-off and formation costs	--	1,028	--	3,497
Depreciation and amortization expense	36,172	45,758	121,159	127,770
Impairment expense	110,715	--	122,926	11,610
Other operating income (expense)	(3,945)	165	(5,188)	252
	229,384	197,268	552,779	608,114
Operating income (loss)	(122,840)	45,997	(132,101)	115,083

Interest expense to affiliates	--	--	--	(6,980)
Interest expense to third-parties, net of capitalized interest	(6,022)	(5,335)	(17,879)	(8,445)
Loss on extinguishment of debt	(1,474)	--	(1,474)	(3,455)
Interest income	160	1,048	1,969	2,841
Other income	261	64	1,825	1,011
Income (loss) before income taxes	(129,915)	41,774	(147,660)	100,055
Income tax benefit (provision)	22,745	(9,011)	27,451	(16,411)
Net income (loss)	(107,170)	32,763	(120,209)	83,644
Less: Net income attributable to noncontrolling interest	515	360	953	1,053
Net income (loss) attributable to Civeo Corporation	$ (107,685)	$ 32,403	$ (121,162)	$ 82,591

Net income (loss) per share attributable to Civeo Corporation common stockholders:
Basic	$ (1.01)	$ 0.30	$ (1.14)	$ 0.77
Diluted	$ (1.01)	$ 0.30	$ (1.14)	$ 0.77

Weighted average number of common shares outstanding (1):
Basic	106,661	106,311	106,583	106,300
Diluted	106,661	106,495	106,583	106,474

Dividends per common share	$ --	$ 0.13	$ --	$ 0.13

(1) On May 30, 2014, 106,538 thousand shares of our common stock were distributed to Oil States stockholders in connection with the Spin-Off. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation presented in the calculation of weighted-average shares. In addition, we have assumed the dilutive securities outstanding at May 30, 2014 were also outstanding for each of the periods prior to the Spin-Off presented.

UNAUDITED CIVEO CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	SEPTEMBER 30, 2015	DECEMBER 31, 2014
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$ 12,635	$ 263,314
Accounts receivable, net	63,681	160,253
Inventories	5,607	13,228
Prepaid expenses and other current assets	27,604	27,161
Assets held for sale	8,923	--
Total current assets	118,450	463,956

Property, plant and equipment, net	950,642	1,248,430
Goodwill, net	--	45,260
Other intangible assets, net	35,756	50,882
Other noncurrent assets	12,953	20,633
Total assets	$ 1,117,801	$ 1,829,161

Current liabilities:
Accounts payable	$ 30,553	$ 36,277
Accrued liabilities	17,042	22,512
Income taxes	4	61
Current portion of long-term debt	18,205	19,375
Deferred revenue	9,872	18,539
Other current liabilities	8,243	21,677
Total current liabilities	83,919	118,441

Long-term debt to third-parties	397,879	755,625
Deferred income taxes	32,572	55,500
Other noncurrent liabilities	33,830	39,486
Total liabilities	548,200	969,052

Shareholders' equity:
Common stock	--	1,067
Additional paid-in capital	1,304,928	1,300,042
Accumulated deficit	(365,779)	(244,617)
Accumulated other comprehensive loss	(369,952)	(198,491)
Total Civeo Corporation stockholders' equity	569,197	858,001
Noncontrolling interest	404	2,108
Total shareholders' equity	569,601	860,109
Total liabilities and shareholders' equity	$ 1,117,801	$ 1,829,161

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	NINE MONTHS ENDED SEPTEMBER 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$ (120,209)	$ 83,644
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	121,159	127,770
Impairment charges	122,926	11,610
Inventory write-down	1,015	--
Loss on extinguishment of debt	1,474	3,455
Deferred income tax benefit	(34,200)	(1,989)
Non-cash compensation charge	3,467	5,892
Gains on disposals of assets	(800)	(776)
Provision for loss on receivables	1,081	(1,196)
Other, net	1,032	2,687
Changes in operating assets and liabilities:
Accounts receivable	79,763	(32,119)
Inventories	5,556	13,897
Accounts payable and accrued liabilities	(5,094)	10,957
Taxes payable	1,652	(17,340)
Other current assets and liabilities, net	(3,889)	1,773
Net cash flows provided by operating activities	174,933	208,265

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(43,701)	(208,297)
Proceeds from disposition of property, plant and equipment	2,255	1,607
Net cash flows used in investing activities	(41,446)	(206,690)

Cash flows from financing activities:
Proceeds from issuance of common shares	500	--
Term loan borrowings, net of issuance costs	325,000	775,000
Term loan repayments	(725,000)	--
Revolver borrowings (repayments), net	56,708	--
Dividends paid	--	(13,893)
Debt issuance costs	(4,555)	(9,460)
Distributions to Oil States	--	(750,000)
Contributions from Oil States	--	28,257
Net cash flows provided by (used in) financing activities	(347,347)	29,904

Effect of exchange rate changes on cash	(36,819)	(13,793)

Net change in cash and cash equivalents	(250,679)	17,686

Cash and cash equivalents, beginning of period	263,314	224,128

Cash and cash equivalents, end of period	$ 12,635	$ 241,814

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2015	2014	2015	2014
Revenues
Canada	$ 71,500	$ 174,111	$ 278,472	$ 510,914
Australia	29,177	54,000	109,304	163,847
United States	5,867	15,154	32,902	48,436
Total revenues	$ 106,544	$ 243,265	$ 420,678	$ 723,197

EBITDA (1)
Canada	$ (47,218)	$ 67,100	$ 14,685	$ 175,704
Australia	(12,505)	27,042	18,128	74,268
United States	(21,477)	3,890	(23,187)	8,067
Corporate and eliminations	(5,722)	(6,573)	(19,696)	(15,228)
Total EBITDA	$ (86,922)	$ 91,459	$ (10,070)	$ 242,811

Adjusted EBITDA (1)
Canada	$ 19,463	$ 67,104	$ 81,524	$ 179,830
Australia	11,731	27,073	51,976	83,531
United States	(977)	3,959	1,066	10,850
Corporate and eliminations	(4,900)	(5,649)	(15,568)	(12,176)
Total adjusted EBITDA	$ 25,317	$ 92,487	$ 118,998	$ 262,035

Operating income (loss)
Canada	$ (70,909)	$ 43,277	$ (62,609)	$ 110,743
Australia	(25,995)	10,520	(24,150)	26,158
United States	(24,916)	(1,236)	(33,611)	(6,664)
Corporate and eliminations	(1,020)	(6,564)	(11,731)	(15,154)
Total operating income (loss)	$ (122,840)	$ 45,997	$ (132,101)	$ 115,083

(1) The term EBITDA is defined as net income plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the Spin-Off and the migration. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.
The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2015	2014	2015	2014

Net income (loss)	$ (108,585)	$ 32,403	$ (122,062)	$ 82,591
Income tax (benefit) provision	(21,845)	9,011	(26,551)	16,411
Depreciation and amortization	36,172	45,758	121,159	127,770
Interest income	(160)	(1,048)	(1,969)	(2,841)
Interest expense	7,496	5,335	19,353	18,880
EBITDA	$ (86,922)	$ 91,459	$ (10,070)	$ 242,811
Adjustments to EBITDA
Impairment of intangible asset (a)	2,460		2,460	8,989
Impairment of fixed assets (b)	65,061		74,534	2,621
Impairment of goodwill (c)	43,194		43,194
Severance costs (d)				4,117
Transition costs (e)		1,028		3,497
Migration costs (f)	1,524		5,127
Loss on assets held for sale (g)			3,753
Adjusted EBITDA	$ 25,317	$ 92,487	$ 118,998	$ 262,035

(a) 2015 relates to the impairment of an intangible asset in the U.S. The U.S. intangible impairment resulted from an assessment of the carrying value of our long-lived assets, which evaluation included amortizable intangible assets. The $2.5 million impairment ($1.6 million after-tax, or $0.01 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the unaudited statements of operations. 2014 relates to the impairment of an intangible asset in Australia. Due to the Spin-Off, and the resulting rebranding of the Company's Australian operations from The Mac to Civeo Australia, it was determined that the fair value of an intangible asset associated with The Mac brand was zero. The $9.0 million impairment ($6.3 million after-tax, or $0.06 per diluted share), which is related to our Australia segment, is included in Impairment expense on the unaudited statements of operations.

(b) 2015 relates to the impairment of certain fixed assets which carrying value we have determined to not to be recoverable. The $65.1 million impairment ($45.3 million after-tax, or $0.43 per diluted share) for the quarter ended September 30, 2015 and the $74.5 million impairment ($54.4 million after-tax, or $0.51 per diluted share) for the nine months ended September 30, 2015 is included in Impairment expense on the unaudited statements of operations. 2014 relates to the impairment of certain fixed assets which are not in our custody, and for which return has been determined to be uncertain. The $2.6 million impairment ($1.7 million after-tax, or $0.02 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the unaudited statements of operations.

(c) Relates to the impairment of goodwill. The $43.2 million impairment ($43.2 million after-tax, or $0.40 per diluted share), which is related to our Canadian segment, is included in Impairment expense on the unaudited statements of operations.

(d) Relates to severance costs associated with the termination of an executive. The $4.1 million expense ($3.1 million after-tax, or $0.03 per diluted share), which is related to our Canadian segment, is included in Selling, general and administrative expenses on the unaudited statements of operations.

(e) Relates to transition costs incurred associated with becoming a stand-alone company. The $1.0 million and $3.5 million in costs ($0.7 million and $2.3 million,respectively, after-tax, or $0.01 and $0.02, respectively, per diluted share), which are primarily corporate in nature, are included in Spin-off and formation costs on the unaudited statements of operations.

(f) Relates to costs incurred associated with the Company's redomiciliation to Canada. The $1.5 million and $5.1 million in costs ($1.0 million and $3.4 million, respectively, after-tax, or $0.01 and $0.04, respectively, per diluted share), which are primarily corporate in nature, are included in Selling, general and administrative costs on the unaudited statements of operations.

(g) Relates to the first quarter 2015 decision to close a manufacturing facility in the United States. As a result, the related assets were written down to their estimated sales proceeds, less costs to sell. We recorded a pre-tax loss of $3.8 million ($2.4 million after-tax, or $0.02 per diluted share), of which $1.1 million is included in Cost of sales and services and $2.7 million is included in Impairment expense on the unaudited statements of operations.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts, RevPAR and average daily rate)
(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2015	2014	2015	2014

Supplemental Operating Data - Canadian Segment
Revenues
Lodge revenues (1)	$ 55,708	$ 134,600	$ 213,896	$ 379,700
Mobile, open camp and product revenues	15,792	39,511	64,576	131,214
Total Canadian revenues	$ 71,500	$ 174,111	$ 278,472	$ 510,914

Average available lodge rooms (2)	13,433	13,067	13,294	12,404

Rentable rooms (3)	9,445	11,750	10,125	11,007

Average daily rates (4)	$ 112	$ 149	$ 123	$ 146

RevPAR for lodges (5)	$ 45	$ 112	$ 59	$ 112

Occupancy in lodges (6)	57%	84%	63%	86%

Canadian dollar to U.S. dollar	$ 0.764	$ 0.918	$ 0.795	$ 0.914

Supplemental Operating Data - Australian Segment
Revenues
Village revenues (1)	$ 29,177	$ 54,000	$ 109,304	$ 163,847

Average available village rooms (2)	9,064	9,269	9,219	9,263

Rentable rooms (3)	8,824	9,131	8,955	9,057

Average daily rates (4)	$ 71	$ 98	$ 76	$ 96

RevPAR for villages (5)	$ 35	$ 63	$ 43	$ 65

Occupancy in villages (6)	50%	65%	58%	69%

Australian dollar to U.S. dollar	$ 0.725	$ 0.924	$ 0.763	$ 0.918

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms relate to Canadian lodges and Australian villages and include rooms that are utilized for our personnel.

(3) Rentable rooms relate to Canadian lodges and Australian villages and exclude rooms that are utilized for our personnel and out of service rooms.

(4) Average daily rate is based on rentable rooms and lodge/village revenue in U.S. dollars.

(5) RevPAR, or revenue per available room, is defined as lodge revenue divided by the product of (a) average available rooms and (b) days in the period. An available room is defined as a calendar day during which the room is available for occupancy.

(6) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out of service rooms.
CONTACT: Frank C. Steininger
         Civeo Corporation
         Senior Vice President and Chief Financial Officer
         713-510-2400

         Anne Pearson / Lisa Elliott
         Dennard-Lascar Associates
         713-529-6600